UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2010

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814)870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The following is an update of the disclosure set forth in the registrant’s Current Report on Form 8-K filed on November 4, 2010:

On December 31, 2010, the registrant, Erie Indemnity Company ("Indemnity"), completed the sale to the Erie Insurance Exchange (the "Exchange") of all of the outstanding capital stock of Indemnity’s wholly owned property and casualty subsidiaries -- Erie Insurance Company, Erie Insurance Company of New York and Erie Insurance Property & Casualty Company (collectively, the "Wholly Owned Subsidiaries") -- pursuant to the previously disclosed Wholly Owned Subsidiaries Stock Purchase Agreement between Indemnity and the Exchange dated November 4, 2010 (the "P&C Stock Purchase Agreement").

Indemnity received cash consideration from the Exchange at closing of $293 million based on the "Estimated Purchase Price" provided for in the P&C Stock Purchase Agreement. Within ninety (90) days following this closing date, the financials of the Wholly Owned Subsidiaries for the year ended December 31, 2010, will be finalized. In the event that the final December 31, 2010, GAAP book value of the Wholly Owned Subsidiaries is higher than the Estimated Purchase Price, the Exchange will pay Indemnity the difference; if it is lower, Indemnity will pay the Exchange the difference.

Indemnity manages the operations of the Exchange, a Pennsylvania domiciled reciprocal insurance exchange, as a result of Indemnity’s role as attorney-in-fact for the subscribers (policyholders) at the Exchange. There will not be any impact, as a result of this sale, on the existing reinsurance pooling agreement between the Exchange and the Wholly Owned Subsidiaries, nor will there be any impact to policyholders of the Exchange or any of the Wholly Owned Subsidiaries, the Exchange’s independent insurance agents or Indemnity’s employees as a result of the sale.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

January 3, 2011	By:	Marcia A. Dall

Name: Marcia A. Dall
Title: Executive Vice President & CFO